EXHIBIT 5.1

January 25, 2006

Neoforma, Inc.

3061 Zanker Road

San Jose, California 95134

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Neoforma, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 26, 2006, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 157,676 shares of the Company’s Common Stock (the “Stock”), subject to issuance as follows:

(a) 21,581 shares of Stock reserved for issuance under the Company’s 1999 Equity Incentive Plan, as amended (the “1999 Incentive Plan”); and

(b) 136,095 shares of Stock reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”).

The plans referred to in clauses (a) and (b) above are collectively referred to in this letter as the “Plans.”

In rendering this opinion, we have examined the following:

(1)	a copy of the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on March 22, 2001;

(2)	a copy of the Certificate of Amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 23, 2001 (together with the Restated Certificate identified in clause (1) above, the “Certificate of Incorporation”);

(3)	a copy of the Company’s Bylaws, as adopted on November 12, 1999 (the “Bylaws”);

(4)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(5)	the Prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(6)	the Company’s registration statement on Form S-8 (File No. 333-95299) filed with the Commission on January 24, 2000, together with the exhibits filed as a part thereof or incorporated therein by reference (the “Initial Registration Statement”);

(7)	each of the Plans and the forms of related stock option grant and exercise agreements;

(8)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors relating to the Initial Registration Statement and the Plans, consisting of: (a) minutes of a meeting of the board of directors of the Company (the “Board”), dated November 12, 1999; (b) written consent of the stockholders of the Company, dated November 16, 1999 and (c) minutes of a meeting of the stockholders of the Company, dated August 13, 2001.

(9)	a report from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of December 31, 2005;

(10)	a report from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of January 25, 2006 and a list of the total number of options and warrants respecting the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company verifying the number of such issued and outstanding securities as of January 25, 2006; and

(11)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 157,676 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the 1999 Incentive Plan and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP

FENWICK & WEST LLP